EXHIBIT 11.1
                UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
          COMPUTATION OF EARNINGS PER COMMON SHARE ASSUMING NO DILUTION

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

                                                                      For the Three Months          For Six Months
                                                                         Ended June 30               Ended June 30
                                                                 -----------------------------------------------------
Dollars and shares in thousands, except per share amounts              1997         1996           1997          1996
----------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations
per share assuming no dilution (a)
Earnings from continuing operations ..........................    $ 156,440     $ 188,624     $ 344,110     $ 319,641
Preferred stock dividend .....................................           --        (8,969)           --       (17,938)
                                                                  ----------------------------------------------------
   Earnings from continuing operations
      applicable to common stock .............................      156,440       179,655       344,110       301,703
Weighted average common stock outstanding ....................      249,583       248,294       250,047       247,983
                                                                  ----------------------------------------------------
      Earnings from continuing operations
         per common share ....................................    $    0.63     $    0.72     $    1.38     $    1.22
                                                                  ----------------------------------------------------
Earnings (loss) from discontinued operations
per share assuming no dilution (a)
Earnings (loss) applicable to common stock ...................    $      --     $  49,257     $ (44,243)    $  42,501
Weighted average common stock outstanding ....................      249,583       248,294       250,047       247,983
                                                                  ----------------------------------------------------
      Earnings (loss) from discontinued operations
         per common share ....................................    $      --     $    0.20     $   (0.18)    $    0.17
                                                                  ----------------------------------------------------
Loss from extraordinary item
per share assuming no dilution (a)
   Early extinguishment of debt ..............................    $ (37,820)    $      --     $ (37,820)    $      --
Weighted average common stock outstanding ...................       249,583            --       250,047            --
                                                                  ----------------------------------------------------
      Loss from extraordinary item
          per common share ...................................        (0.15)           --         (0.15)           --
4                                                                  ----------------------------------------------------
            Net earnings per common share
              assuming no dilution............................    $    0.48     $    0.92     $    1.05     $    1.39
                                                                  ----------------------------------------------------

(a) The dilutive effect of common stock equivalents is less than 3 percent for the three and six months ended June 30, 1997 and 1996.

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